May 30, 2002

Tom Ward
2300 75th Street
Boulder, Colorado 80301

Dear Tom:

Exabyte Corporation (the "Company") is pleased to offer you a position as its President and Chief Executive Officer, on the terms and conditions set forth below, which terms and conditions are subject to and contingent upon final approval by the Company's Board of Directors.

Arrangements have been made for you to join the Company on June 3, 2002. In addition to approval by the Board of Directors, this offer of employment is conditioned upon your execution of all new hire Company forms.

1.     Duties and Responsibilities

As President and Chief Executive Officer, you will report directly to the Company's Board of Directors (the "Board of Directors") and perform the duties and have the responsibilities customarily associated with these positions (including autonomy to run the day-to-day operations of the Company), and such other duties as may be assigned to you by the Board of Directors. In this capacity, we expect you to devote your full business time and best efforts to the performance of your duties and to abide by the Company's policies and procedures in effect from time to time; provided that you will be permitted to serve on the board of directors of other profit or non-profit entities so long as such service does not adversely affect the performance of your duties under this Agreement.

You shall be appointed by the Board of Directors to fill an existing vacancy on the Board and thereafter shall be nominated by the Board of Directors as a candidate for shareholder approval for so long as you hold the position of President and Chief Executive Officer.

Employment with the Company under this Letter Agreement is for no specific duration. As a result, either you or the Company are free to terminate your employment at any time for any reason, with or without cause and with or without notice. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies, practices and procedures, may change from time to time, the "at-will" nature of your employment may only be changed in writing upon approval by the Board of Directors.

2.     Compensation.

     (a)  Base Salary. Your base salary shall be $300,000 per annum, paid bi-weekly in accordance with the Company's regular payroll schedule and practices. Your compensation will be reviewed no less frequently than annually, which review will also include consideration of additional option (or other equity program) grants, although there is no guarantee of compensation increases or additional option (or other equity program) grants.

     (b)   Bonus. The Company shall pay you a quarterly incentive bonus of up to $75,000, paid in stock at the then-current fair market value, upon achievement of mutually agreed goal. The goals for any incentive bonus must be set forth in writing.

     (c)   Stock Options. Upon commencement of employment, you will be granted options to purchase 3,000,000 shares of the Company's common stock. The options will be granted with an exercise price equal to the common stock's fair market value as of the close on the date of the stockholder approval of the option grant. This option grant shall be made in accordance with the Company's normal terms, providing for vesting during your employment at the rate of 2% per month, except that any remaining unvested options shall be deemed to be fully vested as of December 30, 2005.

In addition, you will receive an option grant for 4,000,000 shares. These additional options will be granted with an exercise price equal to the common stock's fair market value as of the close on the date of the stockholder approval of the option, and will be subject to the terms and conditions of your option grant agreement. The options will vest as follows:

          --     All shares shall be deemed to be fully vested as of June 5, 2007, provided that you are employed as the President and Chief Executive Officer of the
                  Company at such time.

          --     You will qualify for an accelerated vesting schedule (for such additional options) as follows, provided you are employed as the President and Chief
                  Executive Officer of the Company at the time of any such acceleration event:

                    -   1,000,000 shares at such time as the Company's stock price closes at or above $2.00 for 30 consecutive trading days;

                    -   1,000,000 shares at such time as the Company's stock price closes at or above $4.00 for 30 consecutive trading days;

                    -   1,000,000 shares at such time as the Company's stock price closes at or above $5.00 for 30 consecutive trading days; and

                    -   1,000,000 shares at such time as the Company's stock price closes at or above $6.00 for 30 consecutive trading days.

All stock prices and option strike prices shall be appropriately adjusted for stock splits. Your stock option agreement(s) will control all of the terms of this award. The grant of all options shall be subject to shareholder approval.

3.     Benefits.

As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits under the same terms and conditions as other employees, including health insurance for you and your dependents, our 401(k) savings plan, life insurance, accidental death and dismemberment insurance, dental insurance, vision insurance, short-term disability and long-term disability insurance and our paid time off benefits.

4.     Vacation.

At the Company, we believe that you should take time to rejuvenate when you need it. You and the Board will map out your vacation plans annually and then communicate occasionally to confirm your scheduled time off. A general guideline for you will be two weeks for each six months of service.

5.     Participation in Series I.

You agree to purchase $1,200,000 of the Company's Series I Convertible Preferred Stock on or before June 3, 2002.

6.     Miscellaneous.

This Letter Agreement shall be governed by the substantive law of the State of Colorado. In any action relating to or arising from this agreement, the party substantially prevailing shall recover its costs and expenses it incurs in connection with the action, including reasonable attorneys' fees.

We hope that you will give this offer of employment every consideration. We look forward to having you join the Company!

Sincerely,

/s/ A. Laurence Jones
A. Laurence Jones
Chairman of the Board
Exabyte Corporation

Accepted: /s/ Tom Ward Date: May 30, 2002